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                         SKYLYNX COMMUNICATIONS, INC.
                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, (the "Agreement") is entered into by and between SKYLYNX COMMUNICATIONS, INC., a Colorado corporation, (the "Company") and Ned Abell, an individual ("Abell") as of this 1st day of December 1998. The Company and Abell shall be referred to collectively herein as "the parties".

                                   RECITALS

     WHEREAS, the Company wishes to employ Abell as Vice President of Mergers and Acquisitions of the Company and Abell wishes to serve the Company in this capacity; and

     WHEREAS, the Company and Abell desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

     1. EMPLOYMENT. The Company wishes to employ Abell as Vice President of Mergers and Acquisitions of the Company upon the terms and conditions hereinafter set forth. Abell shall perform such duties and responsibilities for the Company which are commensurate with his capacity and as may be assigned him by the Company's Board of Directors. In connection with performance of his duties, Abell shall report directly to the President and Chief Executive Officer. Incident to the performance of such duties Abell shall be provided by the Company with office space, facilities and secretarial assistance commensurate with his position. Abell shall principally perform his duties for the Company at the corporate headquarters to be located in Denver, Colorado, or at such other location as the Board of Directors may determine in consultation with Abell and with his express consent.

     2. TERM. The initial term of employment hereunder shall begin as of the 1st day of December 1998. The initial term shall extend for a period of approximately two years, terminating on November 30, 2000. Unless either party gives the other at least sixty (60) days written notice prior to the expiration of the initial term or any extended term of his or its intention to terminate this Agreement, the term shall be extended for successive one-year terms. For purposes of this Agreement, "Term" shall mean the initial term and any applicable extended term(s).

     3.   COMPENSATION.

          (a) Base Salary. The Company agrees to pay Abell an annual base salary of $108,000. The salary shall be payable at intervals not less often than monthly and otherwise in accordance with the Company's policies. The Compensation Committee shall increase Abell's base salary annually, at a rate of not less than ten percent (10%) per year.

          (b) Bonuses. The Company agrees to pay Abell an annual cash bonus, on or about March 31st of each year for his efforts in the prior calendar year. The amount of such bonus shall be determined by the Compensation Committee of the Company.

          (c) Advance Incentives. On or before January 15, 1999, the Company agrees to transfer to Abell 50,000 shares of $.001 par value Common Stock of the Company. These shares are priced at a value of $2.30 per share, as this was the closing price of the stock on November 30, 1998. The Company agrees to register such shares with the Securities and Exchange Commission at the time of the next offering of common stock by the Company on an underwritten basis at no cost to Abell. This is subject to the requirements of the underwriter of said offering. Provided the underwriter agrees the total number of shares the Company must register for Abell shall be no more than the aggregate number of shares the Company is otherwise registering. Company shall bear all costs of registration associated with such piggyback registration for Abell.

          (d) Incentive Stock Options. The Company has caused to be established a qualified employee stock option plan (the "Plan") under Section 422 of the Internal Revenue Code of 1986, as amended. Abell shall be entitled to participate in said Plan.

     In addition, Abell is hereby granted the following added Stock Option incentives under the Plan:

     Upon the completion of a minimum of five (5) new acquisitions or transactions generated by Abell during the initial term of this Agreement, Abell is granted five year options to purchase up to 250,000 additional shares at a price of $1.94 per share on the following basis:

               (i) 50,000 options per transaction if the acquisition is at an effective price of less than 2.2 times the annualized recurring revenues of the acquired entity.

               (ii) 35,000 options per transaction if the acquisition is at an effective price of 2.2 times or greater than the annualized recurring revenues of the acquired entity.

              (iii) If five (5) transactions or acquisitions are completed on or before December 31, 1999 Abell will receive an option to purchase 100,000 more shares as an added bonus. Only a maximum of 350,000 options may be granted under this section.

               (iv) The five (5) transactions or acquisitions will be averaged for the final determination of the number of options to be granted to Abell hereunder.

               (v) These options will fully vest in the event of a non-statutory merger, sale, acquisition, a discharge on a not for cause basis as outlined in ?6(c) or a change in control of the Company.

               (vi) Nothing in this item 3 will prevent participation by Abell in the ESOP Plan.

          (e) Employee Benefit Plans. The Company has in place employee benefit plans, which include, but shall not be limited to a Medical Insurance plan, a Life Insurance plan, a Long Term Disability Insurance plan, and a
Section 125 Cafeteria Plan. By April 1, 1999, the Company shall use its best efforts to also have in place a Section 401 K savings plan, a pension plan or a profit sharing plan. During the Term of this Agreement, Abell, his dependents and beneficiaries, shall be entitled to participate in these plans, benefits and programs in accordance with their terms and the terms of this Agreement.

          (f) Vacation. Abell shall be entitled to four weeks of vacation each year with full compensation. Abell agrees to schedule his vacation in a way that least interferes with the Company's business.

          (g) Expenses. Abell shall be reimbursed for his reasonable expenses, commensurate with his position and related to the carrying out of his duties, including expenses for entertainment, travel, hotel/motel, rental car and similar items. The Company shall reimburse Abell for such expenses in a timely manner and in accordance with the policies and procedures of the Company in effect from time to time.

          (h)  Perquisites.   During the Term of this Agreement, Abell shall
be entitled to perquisites and fringe benefits that are accorded senior executives of the Company. Such perquisites shall include an automobile allowance of $400 per month.

          (i) Cumulative Compensation. The compensation provided for in Paragraphs 3(a) - (h) herein are in addition to the benefits provided for upon termination pursuant to Section 6 herein.

     4.   EXTENT OF SERVICE.   Abell will devote his full time, attention and
energy to the business of the Company and will not during the Term of this Agreement be engaged in any other activity that directly competes with the Company. This will not be construed as preventing Abell from (a) investing his personal assets in businesses which do not compete with the Company; (b) purchasing securities in any corporation whose securities are publicly traded; or (c) accepting appointments to the boards of directors of other companies provided that the Chairman of the Company approves such appointments, which will not be unreasonable withheld. This means that Abell will be available daily to the Board and the other executive officers of the Company.

     5. CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE. All payments and benefits to Abell shall be subject to Abell's compliance with this Agreement and the provisions of this Section 5. However, Abell's covenants contained in this Section 5 shall terminate and shall be unenforceable and of no further legal force or effect in the event the Company, its successors or assigns, becomes insolvent, is liquidated or ceases for any reason to conduct business operations for a continuous period of at least thirty (30) days, except in the event of a sale or merger of the Company.

          (a) Confidential Information. Abell acknowledges that during the Term of this Agreement he is or will be making use of, acquiring or adding to the Company's confidential information which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company; and records and policy matters relating to finance, personnel, management, and operations. Therefore, in order to protect the Company's confidential information and to protect other employees who depend on the Company for regular employment, Abell agrees that during the Term of this Agreement he will not in any way utilize any of said confidential information except in connection with the business of the Company, he will not copy, reproduce, or take with him the original or any copies of said confidential information and will not directly or indirectly divulge any of said confidential information to anyone without the prior written consent of the Company.

          (b) Litigation Support. During the Term of this Agreement, Abell shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company or any of its subsidiaries is, or may become, a party. Except for litigation that may be between the Company and Abell, Abell's reasonable expenses (including, but not limited to, travel and attorneys' fees) incurred in complying with this covenant shall be either advanced or promptly reimbursed by Company to Abell.

          (c) No Solicitation of Employees. Abell agrees that during the Term of this Agreement and continuing for a period of one (1) year after termination under Paragraph 6(b) herein, neither Abell nor any person or enterprise controlled by Abell will solicit for employment any person employed by the Company.

          (d) Covenant Not to Compete. Abell agrees that during the Term of this Agreement, neither Abell nor any person or enterprise controlled by Abell will become a stockholder, director, officer, agent, consultant or employee of a business, whether or not incorporated, or have any financial stake of any nature in any of the foregoing or otherwise engage directly or indirectly in any enterprise which competes with the Company in any geographic area in which the Company does business during such period; provided, however, that the foregoing shall not prohibit the ownership of less than one percent (1 %) of the outstanding shares of stock of any corporation engaged in any business, which shares are regularly traded on a national or international securities exchange or in any over-the-counter market.

          (e) Remedies for Breach of Covenants. In the event that a covenant included in this Agreement shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly. However, in the event that any court of competent jurisdiction shall refuse to enforce any of the covenants contained in Paragraphs 5(a) through (d), the unenforceable covenant shall be deemed to be eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          Abell acknowledges that any material breach of his covenants contained in this Section 5 will cause irreparable harm to the Company, which will be difficult if not impossible to ascertain, and the Company shall be entitled to equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief or the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy.

     6.   TERMINATION.

          (a) Termination by Reason of Death or Disability. If Abell should die or become physically or mentally disabled and unable to perform duties hereunder for a continuous period in excess of ninety (90) days, which event shall result in the termination of Abell's employment with the Company, the Company shall continue to pay Abell's then-current base salary (less the amount of any disability benefit payments paid or payable to Abell during such period for disability benefits maintained and paid for by the Company) for the balance of the calendar year in which such death or disability occurs, but in no event for less than one hundred eighty (180) days, plus any bonus payments, benefits or other items of compensation listed in Section 3 herein which are vested, earned or fully accrued at the date of termination. In addition, in the event of disability, Abell's participation in any medical, health, accident, disability, death, life insurance or similar plan in which Abell was participating immediately prior to termination shall continue for the period in which payments are being made under this Paragraph at the Company's expense subject to any normal employee contributions, if any), although any continuation of health coverage shall count toward the "COBRA" continuation of coverage period. This Paragraph shall not be effective after any termination pursuant to Paragraph 6(b).

          (b) Termination by Company for Cause. The Company shall have the right to terminate this Agreement for cause, including but not limited to those as defined below. For purposes of this Paragraph, cause shall exist if the Company reasonably determines that Abell has deliberately engaged in any of the following: (i) Abell fails or refuses to perform his duties and responsibilities as Vice President of Mergers and Acquisitions; (ii) Abell violates any of the Company's material policies or procedures, or engages in any misconduct which interferes with the performance of his duties and obligations under this Agreement; (iii) Abell is convicted for a felony or Abell is shown to have engaged in any act of dishonesty or fraud upon the Company, any of its subsidiaries, or any of its customers or clients; (iv) Abell engages in any act of misconduct which results in substantial loss to the Company or substantial damage to the Company's reputation; or (v) Abell breaches any of his covenants contained in Sections 4 and 5 hereof. Unless otherwise stated, if this Agreement is terminated for cause under this Paragraph, both parties are relieved from further obligations under this Agreement except for the Company's obligations under Section 7 herein and any outstanding obligations under Section 3(a)-(h).

          (c) Termination by Company Without Cause. If the Company or its successors terminates the employment of Abell for any reason other than cause, the Company shall provide Abell with ten (10) days prior written notice and Abell shall be entitled to the following liquidated damages: (i) severance compensation equal to six (6) months' of Abell's then-current base salary,
(ii) any earned, prorated bonus payable hereunder which is fully accrued at the time of termination, (iii) continued payment for all benefits, plans and programs, as defined in Paragraph 3(e) above, in which Abell is enrolled at the time of termination, for a period equal to six (6) months, (iv) all other items of compensation which are vested in Abell or which he has earned or to which he is entitled under Section 3 herein at the time of termination, and
(v) registration of all shares of the Company's common stock owned by Abell at the time of termination or purchasable by him upon exercise of outstanding, vested Incentive Stock Options at the time of termination. The procedures for registration and/or buyback are described in Paragraph 6(f) below.

          (d) Termination by Abell. During the Term of this Agreement, Abell may terminate this Agreement with or without cause. Abell shall have the right to terminate this Agreement for cause, as defined below, upon providing the Company with a Cause Notice and an opportunity to cure as described in Paragraph 6(e). For the purposes of this Paragraph, cause shall exist in any of the following circumstances: (i) The alleged breach or violation by the Company of any terms of this Agreement; (ii) Any significant change in position, duties and responsibilities of Abell to which Abell does not consent; (iii) Any action of the Company to which Abell does not consent which would require Abell to permanently change his place of residence; or (iv) Any change in the circumstances of Abell's employment which Abell determines, in good faith, results in his being unable to carry out his duties and responsibilities as contemplated herein. In the event Abell terminates his employment for alleged cause, and the cause is not timely cured by the Company as defined in Paragraph 6(e) below, then Abell shall be entitled to the liquidated damages specified in Paragraph 6(c) above. In the event Abell terminates this Agreement without cause, Abell shall provide the Company with written notice and the Agreement shall terminate forthwith. All obligations of each party to the other shall terminate immediately, other than the Company's obligation to pay base salary accrued to the date of termination, as well as any unreimbursed expenses, any unpaid obligations under ?3 and the Company's obligations to Abell as specified in Section 7.

          (e)  Cause Notice/Right to Cure.   Before Abell may terminate this
Agreement for cause, as defined, Abell shall provide the Company with a Cause Notice and an opportunity to cure. A Cause Notice is defined as prior written notice of at least thirty (30) days by Abell upon the Company stating Abell desire to terminate the Agreement and setting forth in detail the circumstances Abell has determined constitute cause. After receipt of the Cause Notice, the Company shall have a period of thirty (30) days within which to cure the circumstances of cause as defined in the notice if the Company agrees that cause exists. Whether the cure is sufficient or not shall be determined by the Company in its sole and absolute discretion. In the event the Company proposes to dismiss Abell for the cause of not performing his job duties and responsibilities, Abell shall also have the same right to cure.

          (f) Registration and/or Buyback of Securities. No later than 180 days following termination of this Agreement by Company without cause (Paragraph 6(c)) or by Abell with cause (Paragraph 6(d)), the Company shall cause to be prepared and filed at its sole cost and expense registration documents with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended, all shares of the Company's common stock owned by Abell or purchasable by Abell upon exercise of outstanding Incentive Stock Options that are vested as of the date of termination. In connection with such registration, the Company shall do the following: (i) attempt to cause, and use its' best efforts for such registration to be declared effective by the Securities and Exchange Commission within one hundred twenty (120) days of the date of filing, (ii) if successful in (i) above, maintain the effectiveness of such registration for a minimum period of one hundred eighty (180) days, and (iii) qualify the sale of all shares of the Company's common stock owned by Abell or purchasable by Abell upon exercise of his outstanding, vested Incentive Stock Options in such states and under such Blue Sky regulations as Abell may reasonably request.
In the event said registration fails to become effective, Abell shall be permitted to sell in accordance with the provisions of Rule 144 and the remaining shares shall be registered in accordance with 3(c) above.

     7.   INDEMNIFICATION AND DUTY TO DEFEND.

          (a) Indemnification. Except for litigation between the Company and Abell, the Company agrees to indemnify Abell to the fullest extent against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in which he is made party or is threatened to be made a party by reason of his having been an officer or director of the Company or any of its subsidiaries or affiliates, or for actions taken purportedly on behalf of the Company or any of its subsidiaries or affiliates. Indemnification shall include, but is not limited to: expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Abell as long as Abell acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Indemnification shall extend to all matters that relate to Abell's employment beginning from July 1, 1998, and such indemnification shall survive the termination of this Agreement, regardless of the reason for termination. This provision will not be extended to cover matters that would constitute crimes.

          (b)  Duty to Defend.   Except for litigation between the Company and
Abell, the Company will provide Abell with a legal defense against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in which he is made party or is threatened to be made a party by reason of his having been an officer or director of the Company or any of its subsidiaries or affiliates, for action taken purportedly on behalf of the Company or any of its subsidiaries or affiliates. Additionally, upon request by Abell, the Company will promptly advance or pay any amounts for costs, charges, or expenses in respect to his right to a defense and indemnification hereunder. This duty to defend shall extend to all matters that relate to Abell's employment beginning from November 1, 1998, and such duty shall survive the termination of this Agreement.

     8. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     9.   FACILITY OF PAYMENT.   If the Company shall find that Abell is
unable to care for his affairs because of illness, accident or death, then the Company, if it so elects, may direct that any payment due Abell or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof, be paid or applied for the benefit of Abell or to or for the benefit of his spouse, children or other dependents, or to an institution maintaining or having custody of Abell, or any other person deemed by the Board to be a proper recipient on behalf of Abell for payment. Any such payment shall be in complete discharge of that particular liability of the Company therefor.

     10. SEVERABILITY. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

     11. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement cannot be changed, rescinded or terminated orally.

     12. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when deposited in the U.S. mail in a registered, postage prepaid envelope or by courier addressed as follows: If to Abell, 345 Summerwood Lane, Castle Rock, CO 80104, and if to the Company, c/o Chairman, 103 Sarasota Quay, Sarasota, FL 34236.

     13. ASSIGNMENT. Neither Abell nor the Company may assign this Agreement or their obligations hereunder without the prior written consent of both parties.

     14.  MISCELLANEOUS.

          (a) This Agreement shall be subject to and governed by the laws of the State of Colorado;

          (b)Failure to insist upon strict compliance with any provisions hereof shall not be deemed a waiver of such provisions or any other provision hereof;

          (c) The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision;

          (d) Each of the signatories to this Agreement represents that he is competent to sign this Agreement and that he has obtained any and all permissions and authorities necessary to bind himself or his organization to this Agreement.

     15. EFFECTIVE DATE; MULTIPLE COUNTERPARTS. This Agreement shall be effective as of the date of the last signature affixed hereto. This Agreement may be signed in more than one counterpart, each of which shall be considered an original but both of which, together, shall constitute one in the same document.

     16. ADJUSTMENTS TO INCENTIVE STOCK OPTIONS. For purposes of this Agreement, the number of Incentive Stock Options referenced herein shall be adjusted for stock splits or stock dividends, if any, as declared by the Board of Directors and approved by a majority of the shareholders of the Company as may be required by the Company's Articles of Incorporation and Bylaws.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SKYLYNX COMMUNICATIONS, INC.

By: /s/ Gary L. Brown                 /s/ Ned Abell
   --------------------------         ------------------------------
   Gary L. Brown, Chairman            Ned Abell
                                      345 Summerwood Lane
                                      Castle Rock, CO 80104